For the fiscal year ended May 31, 2016
File number 811-22632
Prudential Short Duration High Yield Fund, Inc.


SUB-ITEM 77C
Matters Submitted to a Vote of Security Holders


An Annual Meeting of Stockholders was held on March 11, 2016. At such meeting the stockholders elected the following Class I
Directors:

Approval of Directors


Class I

                           Affirmative     Shares Against
                            Votes Cast      / Withheld

Ellen S. Alberding          29,594,475         869,846

Stuart S. Parker            29,630,094         834,227

Richard A. Redeker          29,607,637         856,684